Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

COGNIZANT REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Fourth quarter revenue up 7.7% sequentially and 45% year-over-year;

Annual revenue of $4.59 billion, up 40% year-over-year;

Provides guidance for 2011 revenue growth of at least 26%

TEANECK, N.J., February 7, 2011 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of information technology, consulting, and business process outsourcing services, today announced its fourth quarter and full year 2010 financial results.

Highlights – Fourth Quarter 2010

•	Quarterly revenue rose to $1.31 billion, up 45.2% from the year-ago quarter and 7.7% sequentially.

•	Quarterly diluted EPS on a GAAP basis was $0.66, compared to $0.47 in the year-ago quarter.

•	Quarterly diluted EPS on a non-GAAP basis, which excludes stock-based compensation expense, was $0.70, compared to $0.50 in the year-ago quarter.

•	Net headcount addition for the quarter exceeded 8,300; year-end headcount was approximately 104,000.

Revenue for the fourth quarter of 2010 rose to $1.31 billion, up 45.2% from $902.7 million in the fourth quarter of 2009. GAAP net income was $206.2 million, or $0.66 per diluted share, compared to $144.0 million, or $0.47 per diluted share, in the fourth quarter of 2009. Diluted earnings per share on a non-GAAP basis was $0.70. GAAP operating margin for the quarter was 18.7%. Excluding stock-based compensation expense of $14.9 million, non-GAAP operating margin was 19.8%, in line with the Company’s targeted 19-20% range. Reconciliations of non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

“We are pleased with how quickly our business rebounded during 2010 – a validation of our strategy of continuing to invest through the downturn,” said Francisco D’Souza, President and Chief Executive Officer of Cognizant. “As our clients continue to recover from the recent economic turmoil, it’s clear that our industry stands at yet another inflection point. Clients increasingly turn to us as they look to outsource a broader range of services and simultaneously address the secular and technological shifts impacting their industries. We believe that these trends, and our resilience in meeting them, should provide strong support for growth as we enter 2011.”

Highlights – Full Year 2010

•	Revenue increased to $4.59 billion, up 40.1% from the previous year.

•	Diluted EPS on a GAAP basis was $2.37, compared to $1.78 in the previous year.

•	Diluted EPS on a non-GAAP basis, which excludes $0.14 in stock-based compensation expense and stock-based Indian fringe benefit tax expenses, was $2.51, compared to $1.90 in the previous year.

Revenue for 2010 increased to $4.59 billion, up 40.1% from $3.28 billion for 2009. GAAP net income was $733.5 million, or $2.37 per diluted share, compared to $535.0 million, or $1.78 per diluted share, for 2009. Diluted earnings per share on a non-GAAP basis was $2.51. GAAP operating margin was 18.8%. Excluding stock-based compensation expense of $57.0 million, non-GAAP operating margin was 20.0%. Reconciliations of these non-GAAP financial measures to GAAP operating results and diluted EPS are included in the table at the end of this release.

First Quarter & Full Year 2011 Outlook

The Company is providing the following guidance:

•	First quarter 2011 revenue anticipated to be at least $1.36 billion.

•	First quarter 2011 diluted EPS expected to be $0.63 on a GAAP basis and $0.67 on a non-GAAP basis, which excludes $0.04 of estimated stock-based compensation expense.

•	Fiscal 2011 revenue expected to be at least $5.79 billion, up at least 26% compared to 2010.

•	Fiscal 2011 diluted EPS expected to be at least $2.68 on a GAAP basis, and $2.85 on a non-GAAP basis, which excludes $0.17 of estimated stock-based compensation expense.

•	Due to continued volatility in the currency markets, EPS guidance excludes any non-operating foreign currency exchange gain or loss.

“Strong investments in our people, processes and infrastructure have allowed us to provide increasing value to our clients, while generating industry-leading growth,” said Gordon Coburn, Chief Financial and Operating Officer. “Our intense focus on operational excellence continues to pay off. We crossed the 100,000 employee mark in the fourth quarter, while at the same time driving attrition levels down. In addition, strong cash collections helped drive an increase in cash and short-term investments of almost $300 million during the quarter to a total of over $2.2 billion.”

Conference Call

Cognizant will host a conference call February 7, 2011 at 9:00 a.m. (Eastern) to discuss the Company’s quarterly and full year 2010 results. To listen to the conference call, please dial (800) 374-0467 (domestically) and (706) 679-3288 (internationally) and provide the following conference ID number: 37653874.

The conference call will also be available live via the Internet by accessing the Cognizant website at www.cognizant.com. Please go to the website at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing (800) 642-1687 for domestic callers or (706) 645-9291 for international callers and entering 37653874 from a half hour after the end of the call until 11:59 p.m. (Eastern) on Monday, February 14, 2011. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process outsourcing services, dedicated to helping the world’s leading companies build stronger businesses. Headquartered in Teaneck, New Jersey (U.S.), Cognizant combines a passion for client satisfaction, technology innovation, deep industry and business process expertise, and a global, collaborative workforce that embodies the future of work. With over 50 delivery centers worldwide and approximately 104,000 employees as of December 31, 2010, Cognizant is a member of the NASDAQ-100, the S&P 500, the Forbes Global 2000, and the Fortune 1000 and is ranked among the top performing and fastest growing companies in the world. Visit us online at www.cognizant.com or follow us on Twitter: Cognizant.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin and non-GAAP diluted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures, the financial statements prepared in accordance with GAAP and reconciliations of Cognizant’s GAAP financial statements to such non-GAAP measures should be carefully evaluated.

We seek to manage the company to a targeted operating margin, excluding stock-based compensation costs and applicable stock-based Indian fringe benefit tax, of 19% to 20% of revenues. Accordingly, we believe that non-GAAP operating margin and non-GAAP diluted earnings per share, excluding stock-based compensation costs and applicable stock-based Indian fringe benefit tax, are meaningful measures for investors to evaluate our financial performance. For our internal management reporting and budgeting purposes, we use financial statements that do not include stock-based compensation expense and applicable stock-based Indian fringe benefit tax for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of our operating results to those of our competitors. Moreover, because of varying available valuation methodologies permitted under U.S. GAAP and the variety of award types that companies can use, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows investors to make additional comparisons between our operating results to those of other companies. Accordingly, we believe that the presentation of non-GAAP operating margin and non-GAAP diluted earnings per share, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP operating margin and non-GAAP diluted earnings per share versus operating margin and diluted earnings per share calculated in accordance with GAAP is that non-GAAP operating margin and non-GAAP diluted earnings per share exclude costs, namely, stock-based compensation that is recurring and applicable stock-based Indian fringe benefit tax that was repealed during the third quarter of 2009 retroactive to April 1, 2009. Stock-based compensation will continue to be for the foreseeable future a significant recurring expense in our business. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted earnings per share and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

Contact: David Nelson
VP, Investor Relations & Treasury
201-498-8840
david.nelson@cognizant.com

Press: Catherine Marenghi
781-223-8673
catherine.marenghi@cognizant.com

- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues	$1,310,602	$902,721	$4,592,389	$3,278,663

Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	758,023	520,796	2,654,569	1,849,443
Selling, general and administrative expenses	279,921	190,678	972,093	721,359
Depreciation and amortization expense	28,037	24,339	103,875	89,371

Income from operations	244,621	166,908	861,852	618,490

Other income (expense), net:
Interest income	6,139	6,139	25,793	15,895
Other, net	(2,216)	(4,450)	(9,065)	2,566

Total other income (expense), net	3,923	1,689	16,728	18,461

Income before provision for income taxes	248,544	168,597	878,580	636,951

Provision for income taxes	42,378	24,593	145,040	101,988

Net income	$206,166	$144,004	$733,540	$534,963

Basic earnings per share	$0.68	$0.49	$2.44	$1.82

Diluted earnings per share	$0.66	$0.47	$2.37	$1.78

Weighted average number of common shares outstanding - Basic	303,631	295,602	300,781	293,304

Weighted average number of common
shares outstanding - Diluted	311,776	304,615	309,137	301,115

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	December 31,	December 31,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$1,540,969	$1,100,930
Short-term investments	685,419	298,402
Trade accounts receivable, net of allowances of $20,991 and $16,465, respectively	901,308	626,288
Unbilled accounts receivable	112,960	82,952
Deferred income tax assets, net	96,164	73,791
Other current assets	181,414	125,205

Total Current Assets	3,518,234	2,307,568
Property and equipment, net	570,448	481,516
Long-term investments	—	151,131
Goodwill	223,963	192,372
Intangible assets, net	85,136	75,757
Deferred income tax assets, net	109,808	80,618
Other assets	75,485	49,278

Total Assets	$4,583,074	$3,338,240

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$75,373	$54,640
Deferred revenue	84,590	51,605
Accrued expenses and other current liabilities	770,763	540,363

Total Current Liabilities	930,726	646,608
Deferred income tax liabilities, net	4,946	—
Other noncurrent liabilities	62,971	38,455

Total Liabilities	998,643	685,063

Stockholders’ Equity	3,584,431	2,653,177

Total Liabilities and Stockholders’ Equity	$4,583,074	$3,338,240

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,				Three Months Ended December 31,
	2010 GAAP	2010 Adjustments		2010 Non-GAAP	2009 GAAP	2009 Adjustments		2009 Non-GAAP
Income from operations	$244,621	$14,940	(a)	$259,561	$166,908	$12,811	(c)	$179,719

Operating margin	18.7%	1.1	%(a)	19.8%	18.5%	1.4	%(c)	19.9%

Diluted earnings per share	$0.66	$0.04	(e)	$0.70	$0.47	$0.03	(e)	$0.50

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
	2010 GAAP	2010 Adjustments		2010 Non-GAAP	2009 GAAP	2009 Adjustments		2009 Non-GAAP
Income from operations	$861,852	$56,984	(b)	$918,836	$618,490	$45,761	(d)	$664,251

Operating margin	18.8%	1.2	%(b)	20.0%	18.9%	1.4	%(d)	20.3%

Diluted earnings per share	$2.37	$0.14	(e)	$2.51	$1.78	$0.12	(e)	$1.90

Notes:

(a)	Adjustment to exclude stock-based compensation of $14,940 from income from operations of which $3,258 was reported in cost of revenues and $11,682 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(b)	Adjustment to exclude stock-based compensation of $56,984 from income from operations of which $13,147 was reported in cost of revenues and $43,837 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations. During the quarter ended September 30, 2009, the repeal of the Indian fringe benefit tax, retroactive to April 1, 2009, was enacted into law. Accordingly, stock-based Indian fringe benefit tax expense was not recorded in the twelve month period ended December 31, 2010.
(c)	Adjustment to exclude stock-based compensation of $12,811 from income from operations of which $3,416 was reported in cost of revenues and $9,395 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(d)	Adjustment to exclude stock-based compensation of $44,816 and stock-based Indian fringe benefit tax expense incurred during the quarter ended March 31, 2009 of $945 from income from operations of which $15,076 was reported in cost of revenues and $30,685 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(e)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit and stock-based Indian fringe benefit tax expense, if any. The stock-based Indian fringe benefit tax expense is a nondeductible expense since the cost is recovered from employees.